UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  March 13, 2012

SPECTRUM BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13615 (Commission File No.)	22-2423556 (IRS Employer Identification No.)

601 Rayovac Drive Madison, Wisconsin 53711 (Address of principal executive offices)

(608) 275-3340
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On March 15, 2012, Spectrum Brands, Inc. (the “Company” or “Spectrum”) entered into a Purchase Agreement (the “Purchase Agreement”) with the initial purchasers named therein (the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Initial Purchasers have agreed to purchase, and the Company has agreed to sell, a $300 million aggregate principal amount of the Company’s 6.750% Senior Notes due 2020 (the “Notes”). The Notes were priced at 100.00% of par with a coupon of 6.750%, plus accrued interest from March 20, 2012. The Initial Purchasers intend to resell the Notes in an offering exempt from registration under the Securities Act of 1933, as amended.  The Purchase Agreement contains representations and warranties, covenants and closing conditions that are customary for transactions of this type. In addition, the Company has agreed to indemnify the Initial Purchasers against certain liabilities on customary terms.  A copy of the press release issued by the Company with respect to its agreement to sell the Notes is furnished hereto as Exhibit 99.1.

The Company intends to use the proceeds of this offering of Notes to pay the consideration for the previously disclosed cash tender offer and consent solicitation (the “Tender Offer and Consent Solicitation”) with respect to any and all of the Company’s outstanding 12% Senior Subordinated Toggle Notes due 2019 (the “12% Notes”) plus fees and expenses, and, if not all 12% Notes are tendered pursuant to the Tender Offer and Consent Solicitation, to fund the redemption of all 12% Notes remaining outstanding after the completion of the Tender Offer and Consent Solicitation. The remaining proceeds of approximately $25 million from the Notes offering will be used for general corporate purposes.

The Notes offered in the offering will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent such registration or an exemption from the registration requirements of such Act. This report shall not constitute an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction where such an offering or sale would be unlawful.

The Initial Purchasers and its affiliates have provided and may in the future provide certain commercial banking, financial advisory and investment banking services for us and certain of our affiliates, for which they have received and may in the future receive customary fees.  An affiliate of an Initial Purchaser acts as administrative agent for, and is a lender under, the Term Loan Facility, and an affiliate of an Initial Purchaser is a lender under the Term Loan Facility. Affiliates of the Initial Purchasers are lenders under the ABL Facility.

The Company also announced on March 14, 2012 that, as of March 13, 2012, the Company’s Tender Offer and Consent Solicitation of the holders of its 12% Notes successfully received the consent of the holders of a majority of the outstanding principal amount of the 12% Notes on March 13, 2012 (the “consent date”). Following the receipt of the consents of the holders of the majority of the outstanding principal amount of the 12% Notes, Spectrum Brands entered on March 13, 2012 into a supplemental indenture amending the indenture governing the 12% Notes with the trustee and the guarantors under the indenture. The supplemental indenture eliminates substantially all of the restrictive covenants, certain events of default and the repurchase rights in the event of certain asset sales or changes of control and related provisions contained in the Indenture with respect to the 12% Notes. The supplemental indenture is effective upon execution, but the amendments will not be operative until the acceptance for purchase by the Company of a majority of the outstanding 12% Notes. A copy of the press release issued by the Company with respect to the supplemental indenture is furnished hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 15, 2012

99.2	Press Release dated March 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

SPECTRUM BRANDS, INC.

By:	/s/ Nathan Fagre
Name: Nathan Fagre
Title: General Counsel and Secretary

Dated:  March 16, 2012